Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs (414) 347-3836
Sensient Technologies Corporation
Reports Earnings for the First Quarter Ended March 31, 2009
Earnings per Share Increase 4.7%
Total Debt Down $11.4 Million in the Quarter and $59.5 million in Last Twelve Months
     MILWAUKEE—April 20, 2009—Sensient Technologies Corporation (NYSE: SXT) reported that diluted earnings per share for the three months ended March 31, 2009, reached 45 cents, a record level for the Company’s first quarter. Diluted earnings per share for the prior year’s comparable period were 43 cents. Consolidated revenue for the first quarter of 2009 was $282.8 million compared to $307.4 million in the first quarter of 2008. On a local currency basis, first quarter revenue was up 1.4% in comparison to the prior year.
     Cash provided by operating activities in the first quarter rose sharply to $17.5 million, compared to $9.7 million in the prior year’s comparable period. Total debt at March 31, 2009, was $468.5 million, a reduction of $11.4 million since the beginning of the year and $59.5 million in the last twelve months.
     “We have delivered our thirteenth consecutive quarter of increased earnings, despite a challenging economic environment,” said Kenneth P. Manning, Chairman and CEO of Sensient Technologies Corporation. “Our Flavors & Fragrances business delivered solid local currency growth this quarter across all major markets.”
BUSINESS REVIEW
     The Flavors & Fragrances Group reported revenue for the first quarter of 2009 of $184.5 million compared to first quarter 2008 revenue of $193.2 million. Group operating profit increased 4.0% to $30.0 million, a record level for the first quarter. Operating income for the
-MORE-

Sensient Technologies Corporation	Page 2
Earnings Release – First Quarter Ended March 31, 2009
April 20, 2009
comparable period in 2008 was $28.8 million. Unfavorable foreign currency comparisons reduced Flavors & Fragrances Group revenue and operating income by approximately 9% and 8%, respectively. On a local currency basis, quarterly revenue was up 4.2%, with solid growth in all major markets. Local currency operating income increased 12.0% as price increases offset higher raw material and energy costs. Group operating margins improved 130 basis points in the first quarter to 16.2%.
     The Color Group reported first quarter revenue of $87.1 million in comparison to last year’s first quarter revenue of $102.8 million. Operating income for the quarter was $13.7 million compared to operating income of $18.5 million in the first quarter of 2008. Unfavorable foreign currency comparisons reduced revenue and operating income for the Color Group by approximately 11% in the quarter. The Color Group’s first quarter revenue and operating income, as stated in local currencies, were down 4.6% and 14.7%, respectively. Local currency sales of food and beverage colors were up slightly in the quarter and sales of non-food colors were down. Operating results for the Group were greatly affected by temporary events including higher raw material costs and customer destocking, particularly within non-food product lines. The Company projects that margins will improve going forward which will result in good annual results for the Color Group.
2009 OUTLOOK
     Sensient continues to expect 2009 diluted earnings per share to be within a range of $1.90 to $1.95.
CONFERENCE CALL
     The company will host a conference call to discuss its 2009 first quarter financial results at 10:00 a.m. CDT on Monday, April 20, 2009. To make a reservation for the conference call, please contact InterCall Teleconferencing at (706) 645-6973 and refer to the Sensient Technologies Corporation conference call.
-MORE-

Sensient Technologies Corporation	Page 3
Earnings Release – First Quarter Ended March 31, 2009
April 20, 2009
     A replay will be available beginning at 1:00 p.m. CDT on April 20, 2009, through midnight on April 27, 2009, by calling (706) 645-9291 and referring to conference identification number 94210367. A transcript of the call will also be posted on the company’s web site at www.sensient-tech.com after the call concludes.
     This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, company performance and financial results. A variety of factors could cause the company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2008. The forward-looking statements in this press release speak only as to the date of this release. Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.
ABOUT SENSIENT TECHNOLOGIES
     Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty chemicals. The company’s customers include major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.
     www.sensient-tech.com
-MORE-

Sensient Technologies Corporation	Page 4
(In thousands, except percentages and per share amounts)

Consolidated Statements of Earnings	Three Months Ended March 31,
	2009	2008	% Change

Revenue	$282,824	$307,419	-8.0%

Cost of products sold	196,294	211,777	-7.3%
Selling and administrative expenses	48,146	56,009	-14.0%

Operating income	38,384	39,633	-3.2%
Interest expense	7,246	8,578

Earnings before income taxes	31,138	31,055	0.3%
Income taxes	9,531	10,378

Net earnings	$21,607	$20,677	4.5%

Earnings per common share:
Basic	$0.45	$0.44	2.3%

Diluted	$0.45	$0.43	4.7%

Average common shares outstanding:
Basic	48,145	47,299	1.8%

Diluted	48,351	47,806	1.1%

Results by Segment	Three Months Ended March 31,
	2009	2008	% Change

Revenue
Flavors & Fragrances	$184,548	$193,240	-4.5%
Color	87,090	102,771	-15.3%
Corporate & Other	18,671	20,954	-10.9%
Intersegment elimination	(7,485)	(9,546)	-21.6%

Consolidated	$282,824	$307,419	-8.0%

Operating Income
Flavors & Fragrances	$29,957	$28,816	4.0%
Color	13,731	18,505	-25.8%
Corporate & Other	(5,304)	(7,688)	-31.0%

Consolidated	$38,384	$39,633	-3.2%

-MORE-

Sensient Technologies Corporation	Page 5
(In thousands, except per share amounts)

Consolidated Condensed Balance Sheets
March 31,	2009	2008

Current assets	$616,612	$649,502
Goodwill and intangibles (net)	439,839	508,466
Property, plant and equipment (net)	389,284	430,138
Other assets	39,261	45,186

Total Assets	$1,484,996	$1,633,292

Current liabilities	$191,286	$239,858
Long-term debt	420,919	459,255
Accrued employee and retiree benefits	38,539	45,573
Other liabilities	26,446	28,131
Shareholders’ equity	807,806	860,475

Total Liabilities and Shareholders’ Equity	$1,484,996	$1,633,292

Consolidated Statements of Cash Flows
Three Months Ended March 31,	2009	2008

Net cash provided by operating activities	$17,536	$9,734

Cash flows from investing activities:
Acquisition of property, plant and equipment	(8,836)	(12,113)
Proceeds from sale of assets	4	23
Other investing activity	(91)	1,462

Net cash used in investing activities	(8,923)	(10,628)

Cash flows from financing activities:
Proceeds from additional borrowings	120,237	9,052
Debt payments	(122,234)	(3,071)
Dividends paid	(9,220)	(8,587)
Proceeds from options exercised and other	2,261	5,478

Net cash (used in) provided by financing activities	(8,956)	2,872

Effect of exchange rate changes on cash and cash equivalents	203	308

Net (decrease) increase in cash and cash equivalents	(140)	2,286
Cash and cash equivalents at beginning of period	8,498	10,522

Cash and cash equivalents at end of period	$8,358	$12,808

Supplemental Information
Three Months Ended March 31,	2009	2008

Depreciation and amortization	$10,517	$11,483
Dividends per share	$0.19	$0.18